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                                                                     EXHIBIT 5.1
                                SIDLEY & AUSTIN

                                 April 24, 1998

Starwood Hotels & Resorts
2231 E. Camelback Road, Suite 410
Phoenix, Arizona 85016

Starwood Hotels & Resorts Worldwide, Inc.
2231 E. Camelback Road, Suite 400
Phoenix, Arizona 85016

          Re: Starwood Hotels & Resorts
          Starwood Hotels & Resorts Worldwide, Inc.
          -- Registration Statement on Form S-3 (Registration Nos. 333-47639 and
              333-47639-01

Ladies and Gentlemen:

     We are counsel to Starwood Hotels & Resorts, a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation" and, together with the Trust, the "Company"), and have represented the Company with respect to the Registration Statement on Form S-3, as amended (as so amended, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offer and sale from time to time, by the Selling Shareholders named in the Registration Satement, of 10,571,535 shares of beneficial interest, $.01 par value, of the Trust (the "Trust Shares") and 10,571,535 shares of common stock, $.01 par value, of the Corporation (the "Corporation Shares"), which are "paired" and traded as units consisting of one Trust Share and one Corporation Share (the "Paired Common Shares").

     In rendering this opinion, we have examined and relied upon a copy of the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

     Based on the foregoing, it is our opinion that: the Paired Common Shares have been legally issued and are fully paid and non-assessable.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Paired Common Shares. Except as expressly stated in the next sentence, this opinion is limited to the laws of the States of California and New York and the laws of the United States of America, to the extent applicable. Insofar as the opinions expressed above relate to matters governed by the laws of the State of Maryland, we have not made an independent examination of such laws, but have relied exclusively as to such laws, subject to the exceptions, qualifications and limitations therein expressed, upon the opinion of Piper & Marbury L.L.P. of Baltimore, Maryland, a copy of which has been separately provided to you and is being separately filed as an exhibit to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                          Very truly yours,

                                          SIDLEY & AUSTIN